Exhibit 3.1

Certificate of Amendment to

THE Amended and Restated

Certificate of Incorporation

of

TENAYA THERAPEUTICS, Inc.

Tenaya Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.
The name of the Corporation is Tenaya Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State (“SOS”) of Delaware on August 18, 2016. The Corporation’s most recent Amended and Restated Certificate of Incorporation was filed with the SOS on August 3, 2021 (the “Restated Certificate”).
2.
This Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Restated Certificate.
3.
The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.
4.
Section 1 of ARTICLE IX of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

* * *

In Witness Whereof, Tenaya Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 8th day of June, 2023.

Tenaya Therapeutics, Inc.

By: /s/ Faraz Ali

Faraz Ali

Chief Executive Officer